NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan

Dennard Rupp Gray & Easterly (DRG&E)

MITCHAM INDUSTRIES REPORTS
FISCAL 2010 FOURTH QUARTER AND YEAR-END RESULTS

Fiscal 2010 revenues of $55 million
Fiscal 2010 earnings per share of $0.05

HUNTSVILLE, TX – APRIL 7, 2010 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2010 fourth quarter and year ended January 31, 2010.

Total revenues for the fourth quarter of fiscal 2010 increased to $17.4 million from $16.2 million in the fourth quarter of fiscal 2009. Net income for the fourth quarter of fiscal 2010 was $0.6 million, or $0.06 per diluted share, compared to net income of $0.4 million, or $0.04 per diluted share, for the fourth quarter of fiscal 2009.

Bill Mitcham, the Company’s President and CEO, stated, “Despite the challenging operating environment, we are pleased to report another profitable quarter, strong cash flow and increased total revenues. Our revenues for the fourth quarter increased approximately 7% from a year ago and almost 20% from the third quarter. EBITDA for the quarter was $5.6 million compared to $4.7 million in last year’s fourth quarter, an 18% increase. Our core equipment leasing revenues were down slightly year-over-year, but our Seamap segment had another strong quarter, primarily due to scheduled shipments on our Polarcus contract as well as ongoing support activities from our installed base of GunLink and BuoyLink systems. During the fourth quarter, we delivered one GunLink 4000 system and two BuoyLink RPGS systems to Polarcus.

“Operationally, the Russian winter season is turning out to be better than originally anticipated, and we continue to see increased activity in other markets, particularly the Far East and South America. However, the North American markets remain difficult as a result of reduced exploration activity and excess capacity in the seismic industry for that market.

“Although the uncertainties affecting the oil and gas industry continue, there are several positive developments that could benefit our business in fiscal 2011. Bid activity for new seismic projects appears to be increasing in some areas. There continues to be good demand for our three-component digital sensor units as we are seeing substantial interest in this equipment from a variety of new and existing customers. The continuing interest in our downhole seismic tools is promising. We also anticipate a strong performance from Seamap in fiscal 2011 as some customers have indicated plans to upgrade their GunLink and BuoyLink systems, and we have received inquiries from potential new customers for these products. Overall, we believe we remain well positioned, operationally and financially, to make the most of current conditions, as well as an anticipated recovery.”

FOURTH QUARTER FISCAL 2010 RESULTS

Total revenues for the fiscal 2010 fourth quarter increased 7% from the fourth quarter a year ago to $17.4 million, primarily due to solid sales at Seamap and sales of lease pool equipment. Total revenues increased 19% from the third quarter of this fiscal year. A significant portion of the Company’s revenues are generated from sources outside the United States. Revenues from international customers were approximately 71% of revenues in the fourth quarter of fiscal 2010 compared to approximately 88% of revenues during the fourth quarter of fiscal 2009.

Core revenues from equipment leasing, excluding equipment sales, were $7.5 million compared to $7.8 million in the same period a year ago, a decline of 4%, as equipment leasing revenues were negatively impacted by weak demand in North America. Core leasing revenues declined 17% sequentially, primarily due to a large seismic survey that was conducted in North America during the third quarter of this fiscal year.

Sales of lease pool equipment were $2.3 million compared to $0.2 million in the fourth quarter of fiscal 2009. Sales of new seismic, hydrographic and oceanographic equipment were $0.8 million compared to $2.2 million in the comparable period a year ago.

Seamap equipment sales increased 12% to $6.7 million from $6.0 million in the comparable period a year ago. The Company delivered one GunLink 4000 fully distributed digital gun controller system and one BuoyLink RGPS tail buoy positioning system to Polarcus for the fourth of their new-build vessels, the Altima, and a BuoyLink RGPS system for the third vessel, the Samur. The delivery to the Samur had slipped from the third into the fourth quarter of this fiscal year. Seamap equipment sales rose 58% from the third quarter of this fiscal year.

Gross profit in the fiscal 2010 fourth quarter was $4.9 million compared to $6.6 million in the fourth quarter of fiscal 2009. The fiscal 2010 fourth quarter year-over-year gross profit decline was primarily attributable to lower leasing revenues, higher direct costs and higher depreciation expense related to new lease pool equipment that the Company acquired during recent periods. Gross profit margin for the fourth quarter of fiscal 2010 was 28% compared to 41% in the same period a year ago.

General and administrative (“G&A”) costs for the fourth quarter of fiscal 2010 were $3.7 million compared to $4.4 million in the fourth quarter of fiscal 2009. Operating income for the fourth quarter of fiscal 2010 was $1.0 million compared to $0.1 million in the comparable period a year ago. Net income for the fourth quarter of fiscal 2010 was $0.6 million, or $0.06 per diluted share, compared to net income of $0.4 million, or $0.04 per diluted share, for the fourth quarter of fiscal 2009.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter was $5.6 million, or 32% of total revenues, compared to $4.7 million, or 29% of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income, the most comparable GAAP measure, in Note A under the accompanying financial tables.

FISCAL 2010 RESULTS

Total revenues for fiscal 2010 declined to $55.2 million from $66.8 million in fiscal 2009. Core equipment leasing revenues declined 27% to $27.7 million in fiscal 2010 from $37.7 million for fiscal 2009. Sales of lease pool equipment were $3.3 million compared to $3.0 million in fiscal 2009. Sales of new seismic, hydrographic and oceanographic equipment for fiscal 2010 were $3.6 million versus $9.2 million in the same period a year ago. Seamap equipment sales for fiscal 2010 increased 22% to $20.6 million from $16.9 million in fiscal 2009.

Gross profit in fiscal 2010 was $18.1 million compared to $32.6 million in fiscal 2009. Fiscal 2010 gross profit was negatively impacted by higher operating costs and lease pool depreciation. The higher operating costs occurred despite the decline in equipment leasing revenues for the year and were related to costs for importing additional equipment into South America and Russia, as well as the cost of sub-leased equipment. The higher lease pool depreciation resulted from the significant additions the Company has made to its lease pool in recent periods. Gross profit margins for fiscal 2010 and fiscal 2009 were 33% and 49%, respectively.

G&A expenses were $15.0 million compared to $17.5 million in fiscal 2009 due to lower stock-based and incentive compensation expense and lower travel and legal expenses. Operating income for fiscal 2010 was $0.9 million compared to operating income of $11.5 million in fiscal 2009. The substantial decline is primarily the result of lower equipment leasing revenues and higher lease pool depreciation charges, partially offset by improved sales and gross profit from Seamap as well as lower G&A expenses. The Company recorded a provision for income taxes of $119,000 in fiscal 2010 compared to $3.1 million in the fiscal 2009. Net income for fiscal 2010 was $0.5 million, or $0.05 per diluted share, compared to $9.1 million, or $0.89 per diluted share, in fiscal 2009. EBITDA for fiscal 2010 was $19.8 million, or 36% of total revenues, compared to $28.3 million, or 42% of total revenues, in fiscal 2009.

CONFERENCE CALL

The Company has scheduled a conference call for Thursday, April 8, 2010 at 9:00 a.m. Eastern time to discuss its fiscal 2010 fourth quarter and year-end results. To access the call, please dial (480) 629-9723 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through April 15, 2010 and may be accessed by calling (303) 590-3030, and using the passcode 4271192#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Lima, Peru; Bogota, Colombia and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, planned capital expenditures, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. While management believes that these forward-looking statements are reasonable when and as made, actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include possible decline in demand for seismic data and our services; the effect of recent declines in oil and natural gas prices on exploration activity; the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing; loss of significant customers; defaults by customers on amounts due us; possible impairment of long-lived assets; risks associated with our manufacturing operations; foreign currency exchange risk; and other factors that are disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and available from the Company without charge. Readers are cautioned to not place undue reliance on forward-looking statements which speak only as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

- Tables to follow -

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	January 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$6,130	$5,063
Restricted cash	605	969
Accounts receivable, net of allowance for doubtful accounts of $2,420 and $2,300 at January 31, 2010 and 2009, respectively	15,444	12,415
Current portion of contracts receivable	2,073	836
Inventories, net	5,199	3,772
Cost and estimated profit in excess of billings on uncompleted contract	398	1,787
Income taxes receivable	1,438	1,000
Deferred tax asset	1,400	1,682
Prepaid expenses and other current assets	1,986	1,535
Total current assets	34,673	29,059
Seismic equipment lease pool and property and equipment, net	66,482	64,251
Intangible assets, net	2,678	2,744
Goodwill	4,320	4,320
Non-current prepaid taxes	2,574	—
Deferred tax asset	88	—
Long-term portion of contracts receivable, net of valuation allowance of $1,487 at January 31, 2010 and $897 at January 31, 2009	4,533	3,806
Other assets	49	47

Total assets	$115,397	$104,227

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,489	$13,561
Income taxes payable	1,345	—
Deferred revenue	854	424
Accrued expenses and other current liabilities	2,761	3,877
Total current liabilities	11,449	17,862
Non-current income taxes payable	3,258	3,260
Deferred tax liability	—	32
Long-term debt	15,735	5,950

Total liabilities	30,442	27,104
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 10,737 and 10,725 shares issued at January 31, 2010 and January 31, 2009, respectively	107	107
Additional paid-in capital	75,746	74,396
Treasury stock, at cost (925 and 922 shares at January 31, 2010 and 2009, respectively)	(4,843)	(4,826)
Retained earnings	10,247	9,727
Accumulated other comprehensive income	3,698	(2,281)

Total shareholders’ equity	84,955	77,123

Total liabilities and shareholders’ equity	$115,397	$104,227

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Year Ended
	January 31,		January 31,
	2010	2009	2010	2009
Revenues:
Equipment leasing	$7,537	$7,831	$27,702	$37,747
Lease pool equipment sales	2,343	247	3,321	2,985
Seamap equipment sales	6,685	5,957	20,567	16,909
Other equipment sales	795	2,200	3,582	9,171

Total revenues	17,360	16,235	55,172	66,812

Cost of sales:
Direct costs — equipment leasing	1,559	446	3,760	2,041
Direct costs — lease pool depreciation	4,585	3,937	17,712	15,031
Cost of lease pool equipment sales	1,996	112	2,566	1,487
Cost of Seamap and other equipment sales	4,364	5,098	13,009	15,609
Total cost of sales	12,504	9,593	37,047	34,168

Gross profit	4,856	6,642	18,125	32,644
Operating expenses:
General and administrative	3,696	4,394	14,977	17,497
Provision for doubtful accounts	—	2,378	1,378	2,897
Gain from insurance settlement	—	(580)	—	(580)
Depreciation and amortization	209	306	899	1,352

Total operating expenses	3,905	6,498	17,254	21,166

Operating income	951	144	871	11,478
Interest and other income (expense), net	(334)	231	(232)	677
Income before income taxes	617	375	639	12,155
Provision (benefit) for income taxes	33	(46)	119	3,090

Net income	$584	$421	$520	$9,065

Net income per common share:
Basic	$0.06	$0.04	$0.05	$0.93
Diluted	$0.06	$0.04	$0.05	$0.89
Shares used in computing net income per common share:
Basic	9,808	9,779	9,799	9,768
Diluted	10,062	10,191	9,963	10,205

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

		For the Year Ended
		January 31
	2010	2009
Cash flows from operating activities:
Net income	$520	$9,065
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,740	16,531
Stock-based compensation	1,401	2,185
Provision for doubtful accounts	1,378	2,897
Provision for inventory obsolescence	(48)	357
Gross profit from sale of lease pool equipment	(755)	(1,498)
Gain on insurance settlement	—	(580)
Excess tax benefit from exercise of non-qualified stock options	(45)	(121)
Provision for deferred income taxes	(120)	1,197
Non-current income taxes payable	270	(684)
Changes in:
Trade accounts and contracts receivable	(4,995)	(1,310)
Inventories	(754)	1,282
Income taxes payable and receivable	715	(2,289)
Contract revenues in excess of billings	1,704	(1,787)
Non-current prepaid taxes	(2,620)	—
Accounts payable, accrued expenses and other current liabilities	(836)	(7,289)
Prepaids and other, net	(470)	(338)

Net cash provided by operating activities	14,085	17,618

Cash flows from investing activities:
Sales of used lease pool equipment	3,321	2,985
Proceeds from insurance settlement	—	1,680
Purchases of seismic equipment held for lease	(26,684)	(31,535)
Purchases of property and equipment	(502)	(876)
Net cash used in investing activities	(23,865)	(27,746)

Cash flows from financing activities:
Net proceeds from revolving line of credit	9,400	5,950
Proceeds from equipment notes	414	—
Payments on borrowings	—	(1,500)
Redemption (purchase) of short-term investments	744	(1,413)
Proceeds from issuance of common stock upon exercise of stock options and warrants	(17)	140
Excess tax benefits from exercise of non-qualified stock options	45	121
Net cash provided by financing activities	10,586	3,298
Effect of changes in foreign exchange rates on cash and cash equivalents	261	(1,991)

Net (decrease) increase in cash and cash equivalents	1,067	(8,821)
Cash and cash equivalents, beginning of period	5,063	13,884

Cash and cash equivalents, end of period	$6,130	$5,063

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net (Loss) Income to EBITDA
(Unaudited)

		For the Three
		Months Ended January		For the Year Ended
		31,		January 31,
	2010	2009	2010	2009
Net income	$584	$421	$520	$9,065
Interest (income) expense, net	112	59	415	(350)
Depreciation, amortization and impairment	4,828	4,273	18,740	16,531
Provision for (benefit from) income taxes	33	(46)	119	3,090

EBITDA (1)	5,557	4,707	19,794	28,336

Stock-based compensation	282	494	1,401	2,185

Adjusted EBITDA(1)	$5,839	$5,201	$21,195	$30,521

(1)	EBITDA is defined as net income (loss) before (i) interest income and interest expense, (ii) provision for (or benefit from) income taxes and (iii) depreciation, amortization and impairment of assets. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because they provide management with important information for assessing our performance and as indicators of our ability to make capital expenditures and finance working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three		For the Year Ended
	Months Ended		January 31,
	January 31,
	2010	2009	2010	2009
Revenues
Equipment Leasing	$10,675	$10,278	$34,605	$49,903
Seamap	6,778	6,138	20,993	17,346
Less inter-segment sales	(93)	(181)	(426)	(437)
Total revenues	17,360	16,235	55,172	66,812
Cost of Sales
Equipment Leasing	8,566	6,039	27,010	25,128
Seamap	3,880	3,553	10,482	9,319
Less inter-segment costs	58	1	(445)	(279)

Total cost of sales	12,504	9,593	37,047	34,168
Gross Profit
Equipment Leasing	$2,109	$4,239	$7,595	$24,775
Seamap	2,898	2,585	10,511	8,027
Less inter-segment amounts	(151)	(182)	19	(158)
Total gross profit	4,856	6,642	18,125	32,644

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